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                        Cohen Fund Audit Services, Ltd.      440.835.8500
                        800 Westpoint Pkwy., Suite 1100      440.835.1093 fax
                        Westlake, OH 44145-1524

                        www.cohenfund.com





           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 15,2012, on the financial statements of Advance Capital I, Inc., comprised of the Equity Growth Fund, Balanced Fund, Retirement Income Fund and Core Equity Fund
(the "Funds") as of December 31, 2011, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Advance Capital I, Inc.'s Registration Statement on Form N-1A.



/S/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 26, 2012